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                                                                   EXHIBIT 10.17

                               EMPLOYMENT CONTRACT


                  THIS Agreement is made and entered into by and between Franklin Financial Corporation, a Tennessee corporation, with an address for the purposes of this Agreement of Public Square, Franklin, Tennessee 37064 (hereinafter referred to as "Employer") and Gordon E. Inman, with an address for the purposes of this Agreement of 215 Sturbridge Drive, Franklin, Tennessee 37064 (hereinafter referred to as "Employee"), and is entered into pursuant to the following terms, conditions and provisions:

                              W I T N E S S E T H:

                  WHEREAS, Employer, in 1989, organized and caused to be chartered a new national banking association known as Franklin National Bank which is currently operating in Williamson County, Tennessee with headquarters on the Public Square in Franklin, Tennessee (hereinafter referred to as the "Bank"); and

                  WHEREAS, Employee was instrumental in the organization of the said Bank; and

                  WHEREAS, Employer has employed Employee as Working Chairman of the Bank since its inception pursuant to an Employment Contract effective as of December 1, 1989 (the "Original Employment Contract"); and

                  WHEREAS, the parties wish to continue Employee's employment, replace the Employment Contract effective as of January 1, 1995, and provide for the terms and conditions of Employee's employment by the Corporation through this Employment Contract as hereinafter more particularly recited below;

                  NOW THEREFORE, in consideration of the above recited premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                   SECTION 1.

                       RELATIONSHIP ESTABLISHED AND DUTIES

                  (a) Employer hereby employs Employee, and appoints Employee as Working Chairman of the Bank. Employee shall devote whatever time, attention, efforts, and energies are deemed necessary and appropriate in the discretion of Employee to perform the services and duties associated with the appointed position of Working Chairman as from time to time may prove necessary. Subject to the terms and conditions hereof, Employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding the offices of Chairman, and which shall be subject to the general supervision of the Board of Directors of the Bank, exercised in good faith in accordance with the standards of reasonable commercial judgement.



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                  (b) Employee shall serve on the Board of Directors of the Bank and as a member of its Executive Committee, subject to the terms hereof.

                  (c) Employee accepts such employment, and shall cause to be devoted to said employment such time, attention, efforts as are deemed necessary and appropriate by Employee from time to time in the performance of his duties herein specified and as an officer and director of the Bank and will not accept employment with any other individual, corporation, partnership, governmental authority or other entity or engage in any other venture for profit which Employer may consider to be in competition with the Bank, or which may conflict with the best interests of the Bank or interfere in any way with Employee's performance of his duties hereunder.

                                   SECTION 2.

                               TERMS OF EMPLOYMENT

                  Employment under this Agreement shall commence retroactively as of January 1, 2000. Following commencement of employment hereunder, said term shall continue for five (5) years unless such is terminated pursuant to the terms hereof or by the first to occur of the conditions to be stated hereinafter. The term hereof shall automatically be extended for one (1) additional year unless Employer gives written notice to terminate at the date specified in such notice. The term previously stated notwithstanding this Agreement shall be terminated by the earlier to occur of any of the following:

                  (a) the death of Employee;

                  (b) the complete disability of Employee. "Complete disability" as used herein, shall mean the inability of Employee, due to illness, accident or any physical or mental incapacity, to perform the services provided for hereunder for an aggregate of sixty (60) days within any period of 120 consecutive days during the term hereof;

                  (c) the discharge of Employee by Employer of Bank for cause. "Cause" as used herein shall mean (i) such negligence or misconduct as shall constitute, as a matter of law, a breach of the covenants and obligations of Employee hereunder, (ii) failure or refusal of Employee to comply with the provisions of this Agreement, or (iii) Employee being charged by any duly constituted law enforcement agency or authority with a crime involving moral turpitude. Provided, however, disability because of illness or accident or any other physical or mental disability shall not constitute a basis for discharge for cause.

                  Termination of Employee's employment shall constitute a tender by Employee of his resignation as an officer of the Bank.

                  In the event of termination of Employee's employment pursuant to the provisions hereof, Employer or Bank shall pay Employee the compensation provided in Section 3 hereof to the effective date of termination and none of the parties hereto shall



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thereafter have any further obligation hereunder except as otherwise specifically provided herein. Under no circumstances shall the timing and manner of the payment of such compensation under Section 3 be accelerated by termination of Employee's employment hereunder.

                                   SECTION 3.

                                  COMPENSATION

                  For all services which Employee may render to Employer during the term hereof, including service on the Board of Directors and Executive Committee of the Bank, Employer or Bank shall pay to Employee, subject to such deductions as may be required by law:

                  (a) Base Salary. Employee shall be paid an annual salary of Two Hundred Thousand ($200,000.00) Dollars (the "Base Salary") beginning on the commencement date of this Agreement as noted in Section 2, payable in arrears in equal semi-monthly installments for the first full twelve months of this Agreement.

                  (b) Salary Adjustments. Beginning January 1, 2001, and on January 1st of each year thereafter during the term of this Agreement, Employee's Base Salary shall be adjusted by a factor of five percent (5%).

                                   SECTION 4.

                                 OTHER BUSINESS

                  During the term of his employment hereunder, Employer or Bank shall furnish the Employee (i) an automobile (ii) group, health and hospital insurance covering Employee; (iii) long term disability insurance with benefits of Fifty-five Thousand ($55,000.00) Dollars per year; (iv) a term life insurance policy or policies providing for death benefits of Five Hundred Thousand ($500,000.00) Dollars in the aggregate, of which one-half ($250,000.00) shall be payable to Employer or Bank (provided, however, if term life insurance is not available as standard premium rates because of Employee's health, the aggregate death benefits may be reduced to the amount of coverage that can be purchased on a health rated basis in exchange for an amount of money equal to the premium, at standards rates, for $500,000.00 of coverage); (v) payment of membership dues at two (2) social, business, or civic clubs to which Employee belongs or joins after initiating employment hereunder, as long as such memberships advance the business of the Bank; and (vi) participation in any pension plans, or retirement benefit plans initiated by Employer or by Bank, with Employee's participation therein to be consistent with the comparative level of base salary paid Employee in comparison to the levels paid other officers, at the time of initiation of said plan or program.

                                   SECTION 5.

                                  STOCK OPTIONS



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                  Employer and Employee have agreed that, annually, by the end of each calendar year while this Agreement is in effect, Employee will be granted options to purchase shares of Employer stock as determined hereinafter. Said options may be granted under the Employer's Qualified Stock Option Plan (the "Qualified Option Plan") as approved by Employer's shareholders (the "Qualified Options"). Qualified Options granted shall enable Employee to purchase Employer shares at an option price equal to 110% of the market value of Employer's stock (as reasonably determined in good faith by Employer's Board of Directors using such market data as they, in their sole judgement, shall deem appropriate) as of the date the options are granted (the "Market Value"). Thus, the purchase price under the Qualified Options shall be the Market Value times
1.10 (the "Purchase Price"). Qualified Options shall be exercisable at any time for a period of five years from the date of grant. Non-Qualified Options shall enable Employee to purchase Employer shares at an option price equal to the market value of Employer's stock (as reasonably determined in good faith by Employer's Board of Directors using such market data as they, in their sole judgement, shall deem appropriate) as of the date the options are granted (the "Market Value") per share at any time for a period of fifteen years from the date of grant. Employee shall have the discretion to choose Qualified Options, Non-Qualified Options or a combination thereof but only within the parameters set herein. Qualified Options with an aggregate Purchase Price of up to but not exceeding $100,000 may be granted annually (the "Qualified Option Maximum"). If sufficient shares are not available under the Qualified Option Plan to grant the number of Qualified Options requested by Employee (which shall not exceed the Qualified Option Maximum) then Non-Qualified Options for all such shares as are available thereunder shall be granted to Employee.

                                   SECTION 6.

                                    EXPENSES

                  Upon presentation of Employer or Bank of expense reports in sufficiently detailed form to comply with standards for deductibility of business expenses established from time to time by the Internal Revenue Service, Employer or Bank will reimburse Employee for such reasonable business expenses incurred by Employee in connection with performance of his duties hereunder. Such deductible business expenses shall include, but not be limited to, dues of social and dining clubs, and travel and entertainment expenses.

                                   SECTION 7.

                              WAIVER OF PROVISIONS

                  Failure of any of the parties to insist, in one or more instances, on performance by the other, in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or



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condition of this Agreement, unless such waiver is contained in writing signed by or on behalf of all parties.

                                   SECTION 8.

                                  GOVERNING LAW

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining provisions thereof.

                                   SECTION 9.

                           MODIFICATION AND AMENDMENT

                  This Agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereof.

                                   SECTION 10.

                                    HEADINGS

                  The headings set out herein are for convenience or reference and shall not be deemed part of this Agreement.

                                   SECTION 11.

                             CONTRACT NONASSIGNABLE

                  This Agreement may not be assigned or transferred by any party hereto, in whole or in part, without prior written consent of the other.

                                   SECTION 12.

                                     NOTICES

                  All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties as the following addresses or to such other addresses as either may designate in writing to the other party;



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                           If to Employer:

                                    Franklin Financial Corporation
                                    230 Public Square
                                    Franklin, TN  37064

                           If to Employee:

                                    Mr. Gordon Inman
                                    215 Sturbridge Drive
                                    Franklin, TN  37064



                                   SECTION 13.

                                 BINDING EFFECT

                  The provisions of the Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

                  IN WITNESS WHEREOF, FRANKLIN FINANCIAL CORPORATION on behalf of itself and on behalf of Franklin National Bank by and through its duly authorized officer, and GORDON E. INMAN have caused this EMPLOYMENT CONTRACT to be executed on the date appearing across from their respective signatures.

"Employer"

FRANKLIN FINANCIAL CORPORATION


       /s/ Richard E. Herrington              January 1, 2000
By:
   ----------------------------------         --------------------------------
     Richard E. Herrington                     Date

Its: President


"Employee"


/s/ Gordon E. Inman                           January 1, 2000

-------------------------------------         --------------------------------
GORDON E. INMAN                               Date



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